Exhibit 3.31

OPERATING AGREEMENT

FOR

THE RANCH GOLF CLUB, LLC

A CALIFORNIA LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

FOR

THE RANCH GOLF CLUB, LLC

A CALIFORNIA LIMITED LIABILITY COMPANY

THIS OPERATING AGREEMENT (“Agreement”) is made as of January 1, 2005, by WLH ENTERPRISES, a California general partnership (the “Initial Member”), as the sole member of The Ranch Golf Club, LLC, a California limited liability company (the “Company”), with reference to the following facts:

RECITALS

A. On December 17, 2004, Articles of Organization (the “Articles”) for the Company were filed with the California Secretary of State.

B. The Initial Member desires to adopt and approve an operating agreement for the Company to establish the rights and responsibilities of the Initial Member and any additional members admitted to the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the terms and provisions set forth herein, the benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Initial Member hereby agrees as follows:

ARTICLE I

ORGANIZATIONAL MATTERS

1.1 Formation. Pursuant to the Beverly-Killea Limited Liability Company Act, codified in the California Corporations Code, Section 17000 et seq., (the “Act”), the Initial Member has formed a California limited liability company under the laws of the State of California by filing the Articles with the California Secretary of State and entering into this Agreement. The rights and liabilities of the Initial Member, and any additional members admitted to the Company, shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of the Initial Member, or any additional members admitted to the Company, are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

1.2 Name. The name of the Company shall be “The Ranch Golf Club, LLC.” The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Initial Member deems appropriate or advisable.

1.3 Term. The term of the Company commenced on December 17, 2004, and the Company will continue and have perpetual existence until dissolved and its affairs wound up in accordance with the provisions of this Agreement.

1.4 Office and Agent. The Company shall continuously maintain an office and registered agent in the State of California as required by the Act. The principal office of the Company shall be 4490 Von Karman Avenue, Newport Beach, California 92660. The Company also may have such offices, anywhere within and without the State of California, as the Initial Member shall determine. The registered agent shall be as stated in the Articles or as otherwise determined by the Initial Member.

1.5 Address of the Initial Member. The address of the Initial Member is 4490 Von Karman Avenue, Newport Beach, California 92660.

1.6 Purpose of Company. The purpose of the Company is to engage in any lawful activity for which a limited liability company may be organized under the Act.

1.7 Limited Liability. Except as required under the Act, the Initial Member and any additional members admitted to the Company pursuant to the provisions of this Agreement shall not be personally liable for any debt, obligation, or liability of the Company, whether that debt, obligation, or liability arises in contract, tort or otherwise.

ARTICLE II

CAPITAL CONTRIBUTIONS

2.1 Initial Capital Contributions and Percentage Interest. Concurrently with the execution of this Agreement, the Initial Member shall contribute, or agree to contribute, to the Company the property and/or funds set forth on Exhibit “A”, and shall have a one hundred percent (100%) interest in the Company.

2.2 Additional Capital Contributions. The Initial Member is not required to make any additional capital contributions to the Company. The provisions of this Agreement, including this Article II, are intended to benefit the Initial Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Initial Member shall not have any duty or obligation to any creditor of the Company to make any additional capital contributions to the Company.

ARTICLE III

MANAGEMENT AND CONTROL OF THE COMPANY

3.1 Management by Initial Member. Except as otherwise required by applicable law, the powers of the Company shall at all times be exercised by or under the authority of, and the business and affairs of the Company shall be managed by or under the direction of, the Initial Member, which may be referred to in the Company’s dealings with third parties as the Managing Member.

3.2 Liability; Indemnification.

3.2.1 Liability of Members. Except as otherwise provided in this Agreement, the Initial Member and any additional members admitted to the Company pursuant to the provisions of this Agreement shall not be liable to the Company or to any other member for any loss or damage sustained by the Company or such other member.

3.2.2 Indemnification by the Company. To the fullest extent permitted by applicable law, the Initial Member and any additional members admitted to the Company pursuant to the provisions of this Agreement shall be entitled to indemnification from the Company for any loss, damage, expense (including attorneys’ fees), liability or claim incurred by the Initial Member or such additional member by reason of any act or omission performed or omitted by the Initial Member or such additional member in good faith on behalf of the Company and in a manner reasonably believed to be in the best interests of the Company and within the scope of authority conferred on the Initial Member or such additional member by this Agreement; provided, however, that any indemnity under this Section 3.2.2 shall be provided out of and to the extent of Company assets only, no debt shall be incurred by the Company or any members in order to provide a source of funds for any indemnity, and no member shall have any personal liability (or any liability to make any additional capital contributions) on account thereof.

ARTICLE IV

MEMBERS

4.1 Member(s) of the Company. The member(s) of the Company shall initially be the Initial Member as the sole member, and may include such other persons as may be admitted by the Initial Member pursuant to the provisions of this Agreement.

4.2 Meetings. No annual or regular meetings of the member(s) of the Company are required. Meetings of the member(s) may be held at such date, time and place and in such manner (including, without limitation, by telephone conference) as the Initial Member my fix from time to time.

ARTICLE V

TRANSFER OF INTERESTS

5.1 Transfer. In the event that the Company at any time has more than one member, no member shall transfer (whether by sale, assignment, gift, pledge, hypothecation, mortgage, exchange or otherwise) all or any part of his, her or its interest in the Company to any other person without the prior written consent of the Initial Member.

5.2 Admission of Additional Members. The admission of additional members to the Company shall be effective only upon the consent of the Initial Member and, if required by the Act, the filing of an appropriate amendment to the Articles in the office of the California Secretary of State. The Initial Member shall determine any additional member’s interest in the Company, including any right to participate in the management, income, loss and distributions of the Company. Upon the transfer of a member’s interest in the Company in accordance with the provisions of this Agreement, the Initial Member shall provide notice of such transfer to each of the other members and shall amend this Agreement to the extent necessary or appropriate, as determined by the Initial Member in its sole and absolute discretion, to reflect the transfer.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS; TAX MATTERS

6.1 Allocations. The profits and losses of the Company shall be allocated to the Initial Member.

6.2 Distributions. The Company may from time to time distribute to the Initial Member such amounts in cash and other assets as shall be determined by the Initial Member.

6.3 Tax Matters. The Initial Member agrees that, so long as the Initial Member is the sole member of the Company, it is intended that for federal income tax purposes its assets be deemed to be owned by the Initial Member in accordance with the applicable Treasury Regulations. In the event that the Company subsequently has more than one member, it is intended that the Company shall be treated as a partnership for purposes of United States federal, state and local income tax laws, and no member shall take any position or make any election, in a tax return or otherwise, inconsistent therewith. During any period in which the Company is a partnership for federal income tax purposes, the Initial Member shall be designated as the “tax matters partner” of the Company for purposes of Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended, and any analogous state law, and the Initial Member shall have the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes.

ARTICLE VII

RECORDS AND ACCOUNTS

7.1 Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods followed for federal income tax purposes. The books and records of the Company shall reflect all of the Company transactions and shall be appropriate and adequate for the Company’s business.

7.2 Bank Accounts. The Initial Member shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other person.

ARTICLE VIII

DISSOLUTION AND WINDING UP

8.1 Dissolution of the Company. The Company shall be dissolved upon the earlier to occur of (a) the election by the Initial Member to dissolve the Company, and (b) the entry of a decree of judicial dissolution.

8.2 Liquidation of Assets. Upon dissolution of the Company, the Company shall continue solely for the purpose of winding up its business and affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. Promptly after the dissolution of the Company, the Initial Member shall designate one or more persons

(the “Liquidating Trustees”) to accomplish the winding up of the business and affairs of the Company. Upon their designation, the Liquidating Trustees shall immediately commence to wind up the affairs of the Company in accordance with the provisions of this Agreement and the Act. In winding up the business and affairs of the Company, the Liquidating Trustees may take any and all actions that they determine in their sole discretion to be in the best interests of the Initial Member, including, but not limited to, any actions relating to (i) causing written notice by registered or certified mail of the Company’s intention to dissolve to be mailed to each known creditor of and claimant against the Company, (ii) the payment, settlement or compromise of existing claims against the Company, (iii) the making of reasonable provisions for payment of contingent claims against the Company and (iv) the sale or disposition of the assets of the Company. It is expressly understood and agreed that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of claims against the Company so as to enable the Liquidating Trustees to minimize the losses that may result from a liquidation.

ARTICLE IX

MISCELLANEOUS

9.1 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the Initial Member and its successors and assigns.

9.2 Severability. In the event any sentence or Section of this Agreement is declared by a court of competent jurisdiction to be void, such sentence or Section shall be deemed severed from the remainder of this Agreement and the balance of this Agreement shall remain in full force and effect.

9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to any conflicts of law principles that would require the application of the laws of any other jurisdiction.

9.4 Captions. Section titles or captions contained in this Agreement are inserted only as a matter of convenience and reference. Such titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provisions hereof.

9.5 Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any persons other than the Initial Member and its successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

9.6 Complete Agreement; No Waiver. This Agreement contains the entire understanding and agreement of the Initial Member with respect to the subject matter hereof, and there are no other agreements, understandings, representations or warranties other than those set forth herein. The terms and provisions set forth in this Agreement may be amended, and compliance with any term or provision set forth herein may be waived, only by a written instrument executed by the Initial Member. To the extent that any provision of the Articles conflicts with any provision of this Agreement, the Articles shall control. No failure or delay on the part of the Initial Member in exercising any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

IN WITNESS WHEREOF, the Initial Member of The Ranch Golf Club, LLC, a California limited liability company, has executed this Agreement, effective as of the date written above.

WLH ENTERPRISES, a California general partnership

By:	William Lyon Homes, Inc., a California corporation, its Managing Partner

	By:	/s/ Richard S. Robinson
	Its:	Sr. Vice President-Finance

	By:	/s/ Michael D. Grubbs
	Its:	Sr. Vice President